Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Poseidon Containers Holdings Corp. of our report dated May 21, 2015 relating to the combined financial statements of Poseidon Containers Group, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Athens, Greece

June 19, 2015